Exhibit 21.1

SUBSIDIARIES OF REGISTRANT*

Corona Optical Systems, Inc., a Delaware corporation

K2 Optronics, Inc. a Delaware corporation

EMCORE IRB Company, Inc., a New Mexico corporation

EMCORE Hong Kong, Limited, a Hong Kong corporation

Langfang EMCORE Optoelectronics Company, Limited, a Chinese corporation

Opticomm Corporation, a Delaware corporation

EMCORE Solar Power, Inc., a Delaware corporation

EMCORE Netherlands, B.V., a Dutch corporation

Pecalfa Gestiones, S.L., a Spanish corporation

*As of March 21, 2008